Exhibit 10.20

AMENDED AND RESTATED OFFICE LEASE

UNIVERSITY OF MARYLAND,

COLLEGE PARK

and

IONQ, INC.

March 12, 2020

EXHIBIT A	Premises	34
EXHIBIT B	Work Letter	35
EXHIBIT C	Notice of Lease Term Dates	40
EXHIBIT D	Form of Estoppel Certificate	41

AMENDED AND RESTATED OFFICE LEASE

THIS AMENDED AND RESTATED OFFICE LEASE (“Lease”) is made and entered into by and between the UNIVERSITY OF MARYLAND, COLLEGE PARK, a public corporation and instrumentality of the State of Maryland (“Landlord”) and IONQ, INC., a Delaware corporation (“Tenant”), as of March 12, 2020 (the “Effective Date”).

RECITALS

WHEREAS, Landlord and Flexel, LLC (“Flexel”) entered into an Office Lease dated May 18, 2015 (the “Original Lease”), under which Landlord leased 10,932 rentable square feet of space (the “Original Premises”) in Landlord’s building at 4505 Campus Drive, College Park, Maryland 20740 (the “Building”) to Flexel for a ten-year term having commenced on December 1, 2015 and ending November 30, 2025; and

WHEREAS, pursuant to an Assignment, Assumption of Lease and First Amendment to Lease dated April 1, 2017, Flexel assigned its interest in the Original Lease to Tenant and made certain minor modifications to the terms of the Original Lease; and

WHEREAS, the Tenant requires additional space and the Landlord has agreed to lease to Tenant an additional 21,169 rentable square feet (the “Expansion Premises”) as identified on Exhibit A, such that, for purposes of this Lease, the Premises shall be both the Original Premises and the Expansion Premises as shown on Exhibit A; and

WHEREAS, the parties have agreed upon other modifications to the Original Lease, including an extension of the term, all as memorialized in this Lease.

BASIC LEASE PROVISIONS

1. Tenant: IonQ, Inc., a Delaware corporation qualified to transact business in Maryland.

2. Description of Premises and Building:

Approximately 32,101 rentable square feet of space, as shown on Exhibit A in the Building, including together the Original Premises and the Expansion Premises

The Premises include both the Building as well as the exclusive right to use all of the land and improvements thereon associated with the Building including, but not limited to, the exterior sidewalk areas, accessways and parking areas adjacent to the Building, either existing or as modified or built as part of the “Improvements”, as defined in Exhibit B, (the “Outside Areas”).

3. Term (Article 2):

The period of ten years beginning on the Rent Commencement Date and expiring on the last day of the tenth year (the “Lease Term”). Pursuant to Exhibit B, Landlord has granted Tenant access to the Expansion Premises as described in Exhibit A to allow Tenant entry to the Expansion Premises to construct the

Improvements. Except as specifically provided in Section 3.3 below, until the Rent Commencement Date, the Original Lease shall continue to govern the parties’ relationship, and their rights, duties and obligations with respect to the Original Premises. On the Rent Commencement Date, this Lease shall fully amend and restate the Original Lease for all purposes, all with the intent and effect that on such date the Original Lease shall thereupon be terminated and replaced and superseded by this Lease. The first Lease Year, and the obligation to pay rent, commences on the Rent Commencement Date. The Term ends on the Expiration Date, unless terminated according to this Lease. The “Rent Commencement Date” is the earliest to occur of (1) the date Tenant has taken beneficial occupancy of the Expansion Premises to operate its business, not including Tenant’s entry to complete the build-out and finishing work planned for the Expansion Premises, atid placing furniture and installing Tenant’s equipment in the Expansion Premises, or (2) the Ready for Occupancy Date (defined in Article 2), or (3) December 1, 2020. The “Expiration Date” is the last day of the tenth Lease Year. “Lease Year” means each consecutive twelve (12) month period during the Term; however, the ftrst Lease Year will commence on the Rent Commencement Date and end on the last day of the month in which the first anniversary of the Rent Commencement Date occurs and the second and each succeeding Lease Year will commence on the first day of the next month. At any time during the Lease Term, Landlord may deliver to Tenant a “Notice of Lease Term Dates” in the form as set forth in Exhibit C, which, if factually correct and accurate, Tenant will execute and return to Landlord within five (5) business days after receipt.

Tenant shall have the “Option to Terminate” this Lease with an effective termination date on the first day of a new Lease Year, starting with the first day of the sixth Lease Year, subject to the following conditions:

(a) Tenant shall provide Landlord with not less than one hundred twenty (120) days written notice of early termination.

(b) Along with the notice of early termination, and as a condition to the effectiveness of the termination, Tenant shall pay Landlord a Termination Fee pursuant to the following schedule:

Date of Termination {first day of}	Termination Fee
Lease Year 6	$2,500,000.00
Lease Year 7	$2,000,000.00
Lease Year 8	$1,500,000.00
Lease Year 9	$1,000,000.00
Lease Year 10	$500,000.00

4. Base Rent (Article 3): The following is the Base Rent Schedule for the Lease Term.

Lease Year	Base Rent (Annual)	Monthly Base Rent
First Lease Year	$684,472.00	$57,039.33
Second Lease Year	$705,005.75	$58,750.48
Third Lease Year	$726,155.80	$60,512.98
Fourth Lease Year	$747,940.45	$64,198.20
Fifth Lease Year	$770,378.40	$64,198.23
Sixth Lease Year	$793,489.75	$66,124.15
Seventh Lease Year	$817,294.44	$68,107.87
Eighth Lease Year	$841,813.28	$70,151.11
Ninth Lease Year	$867,067.68	$72,255.64
Tenth Lease Year	$893,079.71	$74,423.31

5. Construction Allowance: Five Million One Hundred Fifty Thousand Dollars ($5,150,000.00).

6. Security Deposit: Fifty-Seven Thousand Dollars ($57,000) (Article 4).

7. Brokers (Article 26): For Landlord: NONE. For Tenant: Cushman & Wakefield U.S., Inc.

8. Permitted Use: General office use, light manufacturing, wet and dry labs, and operations related to the development of quantum computers, as long as such uses are and continue to be in compliance with the zoning of the Premises and the Zoning Ordinances and Use Tables of the Prince George’s County and all other applicable Laws. (Section 5.1).

9. Addresses for Notices (Article 25):

To:	Tenant

IonQ, Inc.

Attn: Mahsa Dornajafi, VP Finance & Operations

4505 Campus Drive

College Park, MD 20740

With a copy to:

Cooley LLP

1299 Pennsylvania Avenue, NW

Washington, DC 20004

Attn: Alex Weaver

To:	Landlord

Office of the Vice President for

Administration & Finance

University of Maryland, College Park

2119 Main Administration Building

7901 Regents Drive

College Park, MD 20742

Attn: Real Estate Office

With a copy to:

Office of the General Counsel

University of Maryland, College Park

4716 Pontiac Street

Room 2117 Seneca Bldg.

College Park, MD 20742

Attn: Real Estate Counsel

The Standard Lease Provisions begin on the next page.

STANDARD LEASE PROVISIONS

ARTICLE 1

PREMISES

Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord for the Term according to the terms, covenants and conditions of this Lease. Except as set forth in this Lease, Landlord has not made any representation or warranty with respect to the condition of the Premises or the Building or their suitability or fitness for the conduct of the Permitted Use, and Tenant acknowledges that it has had a full opportunity to inspect the Premises and has occupied part of the Premises and that Tenant hereby is accepting the entire Premises in their AS IS, WHERE IS condition; provided, however, that the Expansion Premises, within five (5) business days of the Effective Date, shall be delivered to Tenant in broom clean condition.

ARTICLE 2

TERM

The Term will commence on the Rent Commencement Date. Except as specifically provided in Section 3.3 below, until the Rent Commencement Date, the Original Lease shall continue to govern the parties’ relationship, and their rights, duties and obligations with respect to the Original Premises. On the Rent Commencement Date, this Lease shall fully amend and restate the Original Lease for all purposes. On the Rent Commencement Date, this Lease shall be effective and fully amend and restate the Original Lease for all purposes, all with the intent and effect that on such date the Original Lease shall thereupon be terminated and replaced and superseded by this Lease. The Tenant’s obligation to pay rent will commence on the Rent Commencement Date. Between the Effective Date and the Rent Commencement Date, Exhibit B of this Lease will be effective and shall provide and govern and control Tenant’s right, along with Tenant Parties (defined below), to enter the Expansion Premises for the purpose of completing the Improvements and Landlord’s obligations with regard to such construction period, including Landlord’s obligation to fund the Construction Allowance. For purposes of determining the Rent Commencement Date, Tenant is deemed to be in beneficial occupancy of the Expansion Premises for the Permitted Use when Tenant takes possession of any part of the Expansion Premises for any purpose other than constructing the Improvements and placing furniture and installing Tenant’s equipment in the Expansion Premises. When the Ready for Occupancy Date is determined, Landlord and Tenant will confirm the date in writing, signed by both parties, and any resulting change in the Term under this Article 2. The “Ready for Occupancy Date” is the date on which the Improvements have been substantially completed according to Exhibit B and any necessary occupancy permits have been obtained.

Notwithstanding anything to the contrary contained herein, Tenant has the Option to Terminate this Lease as set forth in Section 3 of the Basic Lease Provisions.

ARTICLE 3

RENT; LATE CHARGES

3.1 Base Rent; Rent. Tenant agrees to pay Base Rent for the Premises as set forth in Section 4 of the Basic Lease Provisions. Tenant will pay Base Rent in consecutive, monthly installments, in advance, commencing on the Rent Commencement Date and continuing on the later of the first day of each calendar month of each Lease Year of the Term or five (5) days after the date Landlord provides Tenant with an invoice. Landlord may send Tenant invoices, in batches in advance of any payment due date and, also, may send separate invoices for Base Rent and any additional rent payments. If the Rent Commencement Date is a day other than the first day of a month, the Base Rent for the first Lease Year will be increased to add an amount, calculated on a per diem basis, for the period from the Rent Commencement Date through the end of the month in which the Rent Commencement Date occurs. All amounts (other than Base Rent), payable by Tenant to Landlord are deemed to be “Additional Rent.” Base Rent and Additional Rent are sometimes together referred to in this Lease as “Rent.” Rent will be payable to Landlord when due without any prior notice or demand in lawful money of the United States and without any abatement, offset, or deduction whatsoever, and at Landlord’s Address or to such other person or to such other place as Landlord may from time to time designate in writing to Tenant.

3.2 Late Charge; Interest. The late payment of Rent will cause Landlord to incur administrative costs and other damages, the exact amount of which would be impracticable or extremely difficult to ascertain. Landlord and Tenant agree that if Landlord does not receive any such payment on or before the date five (5) business days after the date the payment is due, Tenant will pay to Landlord, as Additional Rent, a late charge (“Late Charge”) equal to five percent (5%) of the overdue amount to cover additional administrative costs. For any amount that is not paid within 60 days of the date it is due, interest on such delinquent amounts will accrue at the rate often percent (10%) per annum (the “Interest Rate”) from date that is 60 days after the date due until the date paid. No payment by Tenant or receipt by Landlord of a lesser amount than the correct Rent will be other than a payment on account, nor will any endorsement or statement on any check or any letter accompanying any payment be an accord and satisfaction. Landlord may accept such a partial payment without prejudice to Landlord’s right to pursue any other remedy in this Lease. Notwithstanding the foregoing, a Late Charge shall not be assigned against the first late payment in any twelve (12) month period.

3.3 Rent Abatement under the Original Lease. Upon the parties’ full execution of this Lease, Base Rent for the Existing Premises under the Original Lease shall be abated for six (6) full months after the Effective Date of this Lease in the amount of $12,560.00 per month. In the Event of Default under the Original Lease or this Lease, the entire amount of the Base Rent abated pursuant to this Section shall be due and owing by Tenant as Rent and immediately payable to Landlord without demand therefor.

ARTICLE 4

SECURITY DEPOSIT

The Security Deposit secures the faithful performance of the terms, covenants and conditions of this Lease by Tenant. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default. If an Event of Default occurs, Landlord may, but will not be required to, use, apply, or retain all or any part of the Security Deposit (a) for the payment of any Rent, (b) for the payment of any other amount that Landlord may spend or become obligated to spend by reason of such default by Tenant, and (c) for any other loss or damages that Landlord may suffer by reason of such default by Tenant. If any portion of the Security Deposit is so used or applied, Tenant will, upon demand by Landlord, deposit with Landlord cash in an amount sufficient to restore the Security Deposit fully. At the end of this Lease, if no Event of Default exists, Landlord will return to Tenant the remaining portion of the Security Deposit within thirty (30) days after the date Landlord receives possession of the Premises in accordance with the provisions of this Lease. The Security Deposit may be commingled with Landlord’s other funds, and no interest will be paid on it. If Landlord transfers its interest in the Premises, then Landlord may assign the Security Deposit to the transferee and Landlord will have no further liability or obligation for the return of the Security Deposit. Tenant waives the provisions of any Laws, whether now or in the future in effect, or common law rule, to the contrary of this Article.

ARTICLE 5

USE OF PREMISES

5.1 Tenant’s Permitted Use. Tenant will use the Premises for the Permitted Use and no other purpose, without the Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed.

5.2 Compliance with Laws and Other Requirements.

(a) Within five (5) business days of receipt of Tenant’s notice requesting delivery of the Expansion Premises at any time after the Effective Date of this Lease, Landlord shall tender the Expansion Premises to Tenant in their AS IS, WHERE IS, broom clean condition with any existing moveable personal property removed therefrom. Tenant currently occupies the Original Premises and accepts them in their AS IS, WHERE IS condition. Tenant, at its sole cost, will obtain and maintain in full force and effect all governmental licenses, approvals, and permits required to allow Tenant to conduct the work related to the Improvements and the Permitted Use. Landlord represents, to its knowledge, that as of the Effective Date, Landlord has not received any written notices of violations relating to the Expansion Premises. Tenant will timely take all action required to cause the Premises to comply in all respects with all Federal, State and local laws, ordinances, building codes, rules, regulations, orders, and directives, including those of any governmental authority and courts having jurisdiction, and recorded documents (including, without limitation, any certificate of occupancy) now or in the future applicable to the Premises (collectively the “Laws”).

(b) Tenant will not use the Premises, or permit the Premises to be used, in any manner, or do or suffer any act in or about the Premises which: (i) violates or conflicts with any applicable Laws, including any licenses, permits and use and occupancy certificates; (ii) causes or is reasonably likely to cause damage to the Building, the Premises, or the Building systems, including, without limitation, the life safety, electrical, heating, ventilation and air conditioning (“HVAC”), mechanical, plumbing or sprinkler systems (collectively, the “Building Systems”); (iii) violates a requirement or condition of any policy of insurance covering the Building or the Premises, or increases the cost of such policy; (iv) constitutes or is reasonably likely to constitute a nuisance in Landlord’s reasonable judgment; (v) interferes with, or is reasonably likely to interfere with, the transmission or reception of microwave, television, radio, telephone, or other communication signals by antennas or other facilities located in the Building; or ( vi) violates any instrument now or hereafter of record and affecting the Premises, the Building, or any of them, or any part of them.

5.3 Hazardous Materials. No Hazardous Materials will be Handled (defined below) upon, about, in, above, or beneath the Premises or any portion of the Building by or on behalf of Tenant and its officers, managers, directors, employees, contractors, agents, successors and assigns (collectively, “Tenant Parties”); provided however, quantities of those Hazardous Materials customarily used in the conduct of the Permitted Use, may be used and stored at the Premises without Landlord’s prior written consent, but only in compliance with all applicable Environmental Laws ( defined below), and with the highest prevailing industry standards. Tenant will, at its sole cost and expense, promptly take all reasonable actions ( or at Landlord’s election, reimburse Landlord for taking all actions) required by any Law that arises in connection with Tenant’s Handling of Hazardous Materials. Such actions will include, but not be limited to, the investigation of the environmental condition of the Premises or any portion of the Building, the preparation of any feasibility studies or reports, and the performance of any cleanup, remediation, removal, or restoration work. Tenant will maintain and/or restore the Premises or any portion of the Building and the surrounding land in accordance with applicable Environmental Laws to the extent required due to Tenant’s Handling of Hazardous Materials. “Environmentai Laws” means all Laws regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment. ‘‘Hazardous Materials” means: (a) any material or substance: (i) that is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil, or any fraction of them; (iii) containing polychlorinated biphenyls (PCB’s); (iv) that constitutes asbestos or asbestos-containing material; (v) that is radioactive; (vi) that is infectious; or (b) any other material or substance displaying toxic, reactive, ignitable, or corrosive characteristics, as all such terms are used in their broadest sense. “Handle” (and corresponding terms “Handled” and “Handling”) means any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

Landlord hereby represents to Tenant that Landlord, to its knowledge, is delivering possession of the Expansion Premises to Tenant free of Hazardous Materials and in compliance with all Environmental Laws. Tenant currently occupies the Original Premises, so Landlord makes no representations as to the Original Premises. If any Hazardous Material is found, or is otherwise released, discharged, disposed of, or permitted to spill or leak on or about the Building and is not caused by Tenant or Tenant’s Parties, Landlord shall ensure, at no cost to Tenant, that such release, discharge, disposal, spill or leak is removed from the Premises, in accordance with the Environmental Laws. Subject to the terms and provisions of Section 28.19 of this Lease, Landlord shall indemnify, defend and hold Tenant and Tenant Parties harmless from Environmental Damages ( defined in Section 5 .5 below) relating to environmental conditions affecting the Premises, which damages are not in any way the result of, or related to, the acts, omissions or negligence of Tenant or Tenant’s Parties.

Tenant shall promptly notify Landlord of the use of any chemical in the Premises that has an NFPA 704M rating of 4 in either the health, fire or reactivity category.

5.4 Taxes. Tenant will pay directly to the taxing authority any tax on leasehold interests on property owned by the State of Maryland (the “State”) pursuant to Maryland Annotated Code, Tax-Property Article Section 6-102(e), as amended, to the extent the same is assessed against Landlord and is directly attributable to Tenant’s occupancy in the Premises, as well as any and all taxes, impositions or similar fees or charges imposed or assessed or with respect to any of Tenant’s fixtures, equipment, or other personal property located in or about the Premises, but Tenant shall have no obligation to pay any other such tax, imposition, or similar fee or charge with respect to this Lease. Not later than ninety (90) days after the Rent Commencement Date, Tenant shall provide Landlord with reasonably satisfactory evidence that it is complying with the tax requirements herein.

5.5 Waiver of Liability; Indemnification. Tenant waives all claims and causes of action against Landlord, its partners, property managers, advisors, mortgagees, and ground landlords and each of their respective officers, managers, directors, employees, contractors, agents, successors and assigns (collectively, “Landlord Parties”) for any damage to persons or property in any way relating to Tenant’s use and occupancy of the Premises, or the condition of the Premises or Building, or land beneath all or any part of any of them, except to the extent such claim arises out of Landlord’s or Landlord Parties’ gross negligence or willful misconduct. Tenant will indemnify, defend, protect and hold harmless Landlord and each of the Landlord Parties ( except to the extent the losses described below are solely caused by the negligence or willful misconduct of a Landlord Party), from and against any and all third-party claims, demands, losses, damages, obligations, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys’ fees and legal costs) (collectively, “Claims, Damages and Costs”) that arise out of, is occasioned by, or is in any way attributable to (a) the use or occupancy of the Premises by Tenant, or (b) the acts or omissions of Tenant or any Tenant Party, or (c) an Event of Default by Tenant, including without limitation all Environmental Damages that arise from the Handling of Tenant’s Hazardous Materials. “Environmental Damages” means (i) all claims, judgments, damages, penalties, fines, costs, liabilities, and losses; (ii) all sums paid for settlement of claims, reasonable attorneys’ fees, consultants’ fees, and experts’ fees; and (iii) all costs incurred by Landlord in connection with investigation or remediation relating to the Handling of Tenant’s Hazardous Materials.

Subject to the terms and provisions of Section 28.19 of this Lease, Landlord will indemnify, defend, protect and hold Tenant harmless from any Claims, Damages and Costs that solely arise out of (1) a breach of this Lease by Landlord or (2) any claim incurred or in any way related to or connected with the operation of the Building by Landlord or Landlord’s Parties.

ARTICLE 6

UTILITIES AND SERVICES

6.1 Connection and Costs. Tenant will, at Tenant’s own expense, obtain all utility services supplying the Premises, including but not limited to electricity, water, sewer, standby water for sprinkler, gas, telephone, and all other utilities and other communication services, in its own name, effective as of the Rent Commencement Date, and will pay the cost directly to the applicable utility. Upon the Effective Date, Tenant will pay all utility charges for the Building and Premises.

6.2 Interruption of Services. Landlord will not be liable for any failure to furnish, stoppage of, change in, or interruption in furnishing any of the services or utilities described in Section 6.1 or any cause beyond Landlord’s reasonable control. In any such event, Tenant will not be entitled to any damages nor will any failure or interruption abate or suspend Tenant’s obligation to pay Rent or constitute a constructive or other eviction of Tenant, except that if Tenant is unable to use the Premises for five (5) or more consecutive days, Rent shall be abated. If any Law controls the use or conservation of energy, water, gas, light, or electricity, the reduction of automobile or other emissions, or the provision of any other utility or service, Landlord may take any reasonably appropriate action to comply with the Law. Security services provided by Landlord at the Building are for the protection of Landlord’s property and under no circumstances will Landlord be responsible for, and Tenant waives any rights with respect to, providing security or other protection for Tenant, Tenant Parties or guests in the Building.

ARTICLE 7

MAINTENANCE AND REPAIRS

7.1 Tenant’s Obligations. Except for the obligations of Landlord as provided for in this Lease, Tenant will, at its sole cost and expense, maintain the Premises in good order and repair and in a safe, clean, and neat condition. Tenant will provide all janitorial and cleaning services and make all repairs to the Premises with replacements of any materials to be made by use of materials of equal or better quality. Further, Tenant will be responsible for, and upon demand promptly reimburse Landlord for, any damage to any portion of the Building or the Premises caused by (a) the performance or existence of any alterations, additions, or improvements made by Tenant or for Tenant, including without limitation the Improvements; (b) the installation, use, operation, or movement of Tenant’s property in or about the Building or the Premises; or (c) any negligent act or omission by Tenant or any person permitted in or invited to the Premises or the Building by Tenant. Tenant shall be solely responsible for the maintenance, repair and replacement of the Improvements as well as all Building Systems serving the Premises.

7.2 Landlord’s Rights. Landlord and its contractors will have the right, with at least one (1) business day’s prior written notice, to enter upon the Premises to inspect the Premises and perform any of the Landlord’s Obligations defined in Section 7.3 and to erect such equipment, including scaffolding, as is reasonably necessary to effect such repairs. Such repairs shall be timely made and completed in a good and worlananlike manner. In the event of an emergency, Landlord may enter the Premises on less than one (1} business days’ notice, giving only such advance notice as may be appropriate given the circumstances of the emergency. In addition, in the event of any failure of Tenant to perform any of its obligations under this Lease, where Tenant has failed to commence to cure within thirty (30) days after delivery by Landlord to Tenant of written notice of such failure (or in the case of an emergency, after such oral or written notice, if any, as may be practical under the circumstances), Landlord may (but will not be obligated to) elect to perform such obligation of Tenant at Tenant’s sole cost and expense, and in the event of such performance by Landlord, Tenant will pay to Landlord within ten (10) days of written demand one hundred ten percent (110%) of Landlord’s actual direct and indirect costs (including interest, overhead, general conditions, and administration) in performing obligations of Tenant. Notwithstanding the foregoing, if entry into the Premises by Landlord shall be requested in any area of the Premises used for other than office purposes, such entry shall only be permitted if Landlord is accompanied by a representative of Tenant.

7.3 Landlord’s Obligations. Landlord shall maintain, repair or replace, as necessary: (a) the structural and exterior portions of the Building including roofing and covering materials, foundations, and exterior walls and windows, (b) the life-safety sprinklers and fire panel (including associated monitoring of the fire panel and elevator safety) within the Building, (c) snow removal from all entrances, driveways and parking areas associated with the Building, and ( d) continue to perform the landscaping of the outdoor areas. in a manner consistent with that as has been previously provided. Tenant shall provide prompt notice to Landlord when such maintenance, repairs and/or replacements are required, and Landlord will respond in a commercially reasonable time to complete the work which it is obligated to complete under this Section. Tenant shall not incur any costs or expense for Landlord’s work, except in the event that Tenant’s wrongful or negligent acts or omissions solely caused the need for such maintenance, repairs and/or replacements.

7.4 Rent Adjustment for Certain Landlord Obligation. The Landlord’s Obligations described in Section 7.3, with respect to the Expansion Premises, do not commence until the Rent Commencement Date. Between the Effective Date and the Rent Commencement Date, entry to the Expansion Premises is governed by the license provided in Exhibit B. If, however, during construction of the Improvements, the Tenant elects to undertake the repair or replacement of structural and exterior portions of the Building including roofing and covering materials, foundations, and exterior walls and windows, then in that event, Tenant shall undertake such repair or replacement (the “Landlord’s Obligation Pre-Occupancy Improvements”) as an “Improvement” to be done to “Building Standard” as those terms are defined in Exhibit B and-for those Landlord’s Obligation Pre-Occupancy Improvements only-Tenant shall be entitled to a rent credit, calculated as follows:

a.	Tenant shall separately account for, and provide Landlord with reasonably acceptable evidence of the stand-alone cost of the Landlord’s Obligation Pre-Occupancy Improvements.

b.	This total cost which, for purposes of calculating a rent credit, is capped at a maximum of $175,000;

c.	The total cost shall then be amortized, at an interest rate of 5%, over 36 months.

d.	That amortized amount shall be deducted from each monthly installment of Base Rent.

e.

As an illustration, if the Landlord’s Obligation Pre-Occupancy Improvements undertaken by Tenant cost $150,000, then the credit is calculated by amortizing that $150,000 over 36 months at 5% interest, such that the monthly credit to Base Rent is $4,495.63 commencing on the Rent Commencement Date.

f.	Tenant will provide the University with all warranties for all such work and, if requented, assign them to the University.

ARTICLE 8

ALTERATIONS

8.1 Landlord’s Consent; Conditions. After completion of the initial Improvements pursuant to the Work Letter attached hereto as Exhibit B, Tenant thereafter will not make or permit to be made any alterations, additions, or improvements in or to the Premises (“Alterations”) without first obtaining the prior written consent of Landlord, which consent will be requested in writing not less than thirty (30) days prior to the scheduled commencement of any Alterations. All Alterations (a) will comply with all applicable Laws; (b) will be compatible (as determined in good faith by Landlord) with the Building and its structure and the Building Systems; and (c) will conform with the Landlord’s “Building Standard”, found at 2016 Design Criteria/Facility Standard Construction which is available online at https://facilities.umd.edu/2016-design-criteriafacilities-standards as of the Effective Date. In addition, Landlord may require: (A) Tenant’s submission to Landlord, for Landlord’s prior written approval, of all plans and specifications relating to the Alterations; (B) Landlord’s prior written approval of the time or times when the Alterations are to be performed; (C) Landlord’s prior written approval of the general contractor performing work in connection with the Alterations (Landlord pre-approves Coakley Williams Construction, Utica Contracting, Inc., and Buch Construction); (D) Tenant’s receipt of all necessary permits and approvals from Landlord and all governmental authorities having jurisdiction over the Premises prior to the construction of the Alterations; (E) Tenant’s written notice of whether the Alterations include the Handling of any Hazardous Materials; (F) Tenant’s delivery to Landlord of such insurance as Landlord reasonably requires; and (G) Tenant’s (and Tenant’s contractor’s) compliance with such construction rules and regulations and the Building Standard as Landlord may reasonably promulgate from time to time. Landlord’s consent under this Section 8.1 shall not be unreasonably withheld, conditioned or delayed. All work will be performed by Tenant at Tenant’s expense and will be prosecuted to completion in a diligent, first class, and good and workmanlike manner and so as not to unreasonably interfere with any other tenants or occupants of the Building. Tenant will deliver to the Landlord, within thirty (30) days following completion of the Alterations, a reproducible copy of the “as-built” drawings of the Alterations. Notwithstanding the foregoing, non-structural alterations costing $150,000 or less shall not require Landlord’s consent.

8.2 Performance of Alterations Work. All work relating to the Alterations will be performed in compliance with the plans and specifications reasonably approved by Landlord, all applicable Laws and the requirements of all carriers of insurance on the Premises and the Building.

ARTICLE 9

MECHANIC’S LIENS

With respect to the Alterations, the Improvements or any other improvements made to the Premises by Tenant, Tenant (subject to Landlord’s obligations with respect to the Construction Allowance described in the Work Letter) will pay when due all costs for work performed·and materials supplied to the Premises. Tenant will keep Landlord and the Premises free from all liens, stop notices, and violation notices relating to the Alterations or any other work performed for, materials furnished to, or obligations incurred by Tenant. Tenant will indemnify, defend, and hold harmless Landlord and the Premises from any and all loss, cost, damage, liability, and expense, including reasonable attorneys’ fees, arising out of or related to any liens or notices of any liens. Tenant will give Landlord not less than seven (7) days prior written notice before commencing any Alterations in or about the Premises to permit Landlord to post appropriate notices of non-responsibility except for the Improvements referenced in Exhibit B attached hereto. During the progress of the Alterations, Tenant will, upon Landlord’s request, furnish Landlord with sworn contractor’s statements and lien waivers covering the Alterations. Tenant will satisfy or otherwise discharge all liens, stop notices, or other claims or encumbrances within twenty (20) days after Landlord notifies Tenant in writing that any such lien, stop notice, claim, or encumbrance has been filed, or in any such event prior to the time prescribed by law if Landlord fails to provide notice. If Tenant fails to pay and remove such lien, claim or encumbrance within such applicable period, Landlord, at its election, may pay and satisfy it and the sums so paid by Landlord, with interest from the date of payment at the Interest Rate, will be deemed to be Additional Rent due and payable by Tenant without notice or demand. Tenant’s obligations under this Section shall survive the expiration or termination of this Lease.

ARTICLE 10

SURRENDER

At the end of the Term of this Lease, Tenant will surrender the Premises to Landlord in the same condition as when received (and as improved) on the Rent Commencement Date, subject to ordinary wear and tear and damage by casualty. Except for Alterations that Tenant agreed to remove at the end of this Lease according to Article 8 and Alterations that Landlord requires Tenant to remove by written notice given at the time Landlord provides its consent, all Alterations will become a part of the Premises and will become the property of Landlord at the end of the Term. In that event, Tenant will promptly remove prior to the end of the Term of this Lease the Improvements and Alterations designated by Landlord, and such Improvements and Alterations reasonably deemed by Tenant to be trade fixtures or proprietary to Tenant’s business, and will promptly restore, patch, and repair any resulting damage, all at Tenant’s expense. All business and trade fixtures, machinery and equipment, furniture, movable partitions, and items of personal property owned by Tenan,t or installed by Tenant at its expense in the Premises will be and remain the property of Tenant. Tenant will, at its sole expense, remove all such items and repair any damage to the Premises caused by such removal. If Tenant fails to remove any such items or repair such damage promptly before the end of this Lease, Tenant will be deemed to have abandoned it and Landlord may store it at Tenant’s expense or appropriate it for itself, or sell or dispense of it in its discretion, with no liability to Tenant.

ARTICLE 11

INSURANCE; WAIVER; INDEMNIFICATION

11.1 Property Insurance.

(a) Tenant will maintain, at its sole expense, causes of loss “special form” property insurance, in an amount not less than one hundred percent (100%) of replacement cost covering (i) all leasehold and tenant improvements, including without limitation the Improvements and Alterations, in and to the

Premises, (ii) all floor and wall coverings, and (iii) Tenant’s office furniture, business and personal trade fixtures, equipment, furniture system, and other personal property from time to time situated in the Premises. The proceeds of the insurance will be used for the repair and replacement of the property so insured, except that if not so applied or if this Lease is terminated according to Article 13, the proceeds applicable to the leasehold improvements will be paid to Landlord and the proceeds applicable to Tenant’s personal property will be paid to Tenant.

(b) Tenant will maintain business interruption insurance for direct or indirect loss of earnings attributable to all perils insured against in Section 11.2(a) for a period of not less than twelve (12) months.

11.2 Liability Insurance.

(a) Tenant will maintain, at its sole expense for the protection of Landlord and Tenant, commercial general liability insurance applying to the use and occupancy of the Premises and the business operated by Tenant. The insurance will have a minimum combined single limit of liability of at least $2,000,000 per occurrence and a general aggregate limit of at least $3,000,000. Tenant will provide excess liability insurance on a following form basis, with overall limits of at least $5,000,000, which limit may be satisfied through the use of a blanket or umbrella policy. All policies will be written to apply to all bodily injury (including death), property damage, and personal injury losses, will include blanket contractual liability, broad form property damage, independent contractor’s coverage, completed operations, products liability, cross liability, and severance of interest clauses, and will be endorsed to include Landlord and its agents, property managers, beneficiaries, partners, employees as additional insureds.

(b) Intentionally Deleted.

(c) Intentionally Deleted.

(d) Tenant will maintain workers’ compensation insurance in accordance with the laws of the State of Maryland, and employer’s liability insurance with a limit not less than $1,000,000 bodily injury each accident; $1,000,000 bodily injury by disease each person; and $1,000,000 bodily injury by disease policy limit.

11.3 Policy Requirements. All insurance required to be maintained by Tenant will be issued by insurance companies authorized to do insurance business in the State of Maryland and rated not less than A:X in Best’s Insurance Guide. All such insurance policies will be written as primary policies, not excess or contributing with or secondary to any other insurance as may be available to Landlord or to the additional insureds. A certificate or evidence of insurance evidencing the insurance required under this Article will be delivered to Landlord within five (5) days of the Effective Date, but, in any event, before Tenant enters the Building to construct the Improvements. Notice of cancellation shall be provided to Landlord in accordance with policy terms. Tenant will have the right to provide the insurance required by this Article 11 pursuant to blanket policies, but only if such blanket policies expressly provide coverage to the Premises and the Landlord as required by this Lease without regard to claims made under such policies with respect to other persons.

11.4 Waiver of Subrogation. Landlord waives all rights of recovery against Tenant for or arising out of damage to, or destruction of, the Premises or the Building from causes then included under causes of loss “special form” insurance policies or endorsements, which waiver includes any deductible amount.

Tenant waives any and all rights of recovery against Landlord for or arising out of damage to or destruction of, any property of Tenant, from causes then included under causes of loss “special form” insurance policies or endorsements. Tenant represents that its present insurance policies now in force permit such waiver.

11.5 Failure to Insure. If Tenant fails to maintain any insurance that Tenant is required to maintain, Tenant will be liable to Landlord for any loss or cost resulting from such failure to maintain. Landlord will have the right, in its sole discretion, to procure and maintain insurance that Tenant is required to maintain and the cost will be deemed Additional Rent due and payable by Tenant. Tenant will not self-insure against any risks required to be covered by insurance provided by Tenant without Landlord’s prior written consent, not to be unreasonably withheld, conditioned, or delayed.

11.6 Miscellaneous. Landlord makes no representation that the insurance coverage specified to be carried by Tenant pursuant to this Article is adequate to protect Tenant against Tenant’s undertaking under this Lease, and if Tenant believes that any insurance coverage is insufficient, Tenant will provide, at its own expense, such additional insurance as Tenant deems adequate. Tenant will not keep, use, sell, or offer for sale in or upon the Premises any article which may be prohibited by any insurance policy periodically in force covering the Premises or the Building. If any of Landlord’s insurance policies are cancelled or cancellation is threatened or the coverage reduced or threatened to be reduced in any way because of the use of the Premises in violation of the Permitted Use by Tenant or any assignee, subtenant, licensee, or invitee of Tenant and, if Tenant fails to remedy the condition giving rise to such cancellation, threatened cancellation, reduction of coverage, or threatened reduction of coverage, within forty-eight (48) hours after written notice, Landlord may, at its option, either terminate this Lease or enter upon the Premises and attempt to remedy such condition, and Tenant will promptly pay the cost to Landlord as ~Additional Rent. Landlord will not be liable for any damage or injury caused to any property of Tenant or of others located on the Premises resulting from such entry. If Landlord is unable, or elects not to remedy such condition, then Landlord will have all of the remedies upon the occurrence of an Event of Default. Tenant will not do or permit to be done any act or things upon or about the Premises that will (a) result in the assertion of any defense by the insurer to any claim, (b) invalidate, (c) be in conflict with the insurance policies of Landlord or Tenant covering the Building, the Premises, or fixtures and property, or that would increase the rate of fire insurance applicable to the Building, or (d) which might subject Landlord to any liability or responsibility for injury to any person or persons or to property.

11. 7 Waiver of Landlord’s Liability.

(a) Except to the extent such waiver is prohibited by applicable Laws as against public policy, Landlord will not be liable or in any way responsible to Tenant or Tenant Parties for any loss, injury, or damage suffered by Tenant, Tenant Parties or others caused by: (i) loss, theft, damage, or destruction of any property of Tenant (including without limitation computer storage devices, money, securities, negotiable instruments, papers, or other valuables) or others whether or not the property is entrusted to the care or control of Landlord; or (ii) injury or damage to persons or property resulting from the use of the Building (including without limitation any exercise facilities), or from fire, smoke, dampness, explosion, falling plaster or ceiling tiles, broken glass, soil under all or part of the Building, escaping steam, gas, fumes, vapors or odors, electricity, vermin, computer or electronic equipment or systems malfunction or stoppage, freezing or excessive heat or cold, flooding, water, rain, snow, ice or leaks or discharges from any part of the Building or from any pipes, or from any component of the sprinkler system, or from any appliance or plumbing work in the Building; or (iii) damage caused by other tenants, occupants, or persons in the Premises or other premises in the Building, or the public, or caused by operations in the construction of any private or public work; or (iv) anything in relation to the Building Systems or any other equipment, any utility services (including chilled water, water, natural gas, electricity, and other utilities) or elevator services provided by Landlord including, without limitation, the cessation or suspension of any such utilities or services; or (v) any act or omission (including theft, malfeasance, or negligence) on the part of any agent, contractor, sub-contractor or person engaged to perform janitorial or security services by Landlord or Landlord Parties; or (vi) any failure of Landlord to conduct cleaning, repairs, replacements, or maintenance, regardless if provided by Landlord; or (vii) any damage, injury or loss suffered to the Premises or the contents by reason of Landlord entering the Premises to examine the Premises or the contents or to carry on any work in the Premises; or (viii) any loss, damage, or inconvenience suffered or incurred by Tenant or caused to Tenant’s business or property as a direct or indirect result of any act Landlord may take in remedying or attempting to remedy any Event of Default; or (ix) anything whatsoever in relation to the non-observance or violation of any provision of: (A) any rules and regulations that Landlord may reasonably promulgate and provide written notice thereof to Tenant; or (B) any other lease, sublease, license, or other occupancy agreement respecting any part of the Building by any other tenant, subtenant, licensee, occupant, or other person.

(b) Intentionally Deleted.

(c) Tenant’s obligations and liabilities in this Section 11. 7 will survive the expiration or termination of this Lease.

11.8 Indemnity. In addition to any other indemnity obligation in this lease, except in the event of the negligence or misconduct of Landlord, Tenant will, to the extent of its negligence or willful misconduct, indemnify and hold harmless Landlord and Landlord’s Parties against any and all Claims, Damages and Costs arising from or related to (a) injury of any kind to any person (including injury resulting in death, personal discomfort, mental anguish, shock, sickness, disease, invasion of privacy, wrongful entry, eviction, or discrimination) occurring at, in or about the Premises and the exercise facilities by users of them with the express or implied permission of Tenant, and (b) any work done by, or act of neglect or omission of Tenant or Tenant Parties. Subject to the terms and provisions of Section 28.19 of this Lease, Landlord agrees to indemnify, save, defend (at Tenant’s option and with counsel reasonably acceptable to Tenant), and hold Tenant and Tenant Parties harmless from and against any and all Claims suffered by or claimed against Tenant or Tenant Parties based on, arising out of or resulting from Landlord’s or Landlord Parties’ gross negligence or willful misconduct or any other breach of this Lease by Landlord. Tenant’s and Landlord’s obligations and liabilities in this Section 11.8 will survive the end of this Lease.

11.9 Landlord’s Insurance. Landlord is a constituent institution of the University System of Maryland and, as such, is an instrumentality of the State of Maryland and a public corporation pursuant to Maryland Annotated Code, Education Article, Section 12-102. Insurance on the Building and the liability of State personnel is administered through the Insurance Division of the Treasurer of the State of Maryland. The Insurance Division is responsible for administering the State’s Insurance Program which is comprised of both commercial and self-insurance. Commercial insurance policies are procured to cover catastrophic property and liability losses, and other obligations derived from State contracts, statutes and regulations. Among the several exposures covered by commercial policies are State maintained toll bridges and tunnels, rail operations, assorted professional liability exposures and student athlete accidents. The State also self-insures a significant portion of its exposures and maintains the State Insurance Trust Fund to pay claims and the costs associated with handling those claims. Self-insurance coverage includes State-owned real and personal property, vehicles, and liability claims covered under the “Maryland Tort Claims Act”, §§12-101 et seq. of the State Government Article of the Annotated Code of Maryland.

ARTICLE 12

DAMAGE OR DESTRUCTION

12.1 Repair of the Premises. Tenant will promptly notify Landlord in writing (a “Damage Notice”) of any event, damage, or condition to which this Article is or may be applicable. Landlord will, within a reasonable time after the discovery by Landlord of any damage, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article, begin to repair the damage to the Building for which Landlord has an obligation to maintain under this Lease, resulting from such damage and will proceed with reasonable diligence to restore the Building to substantially the condition as existed immediately before such damage, except for modifications required by applicable Laws or covenants, conditions, and restrictions, and modifications to the Building deemed desirable in good faith by Landlord. Landlord will not be required to repair or replace any Alterations, furniture, equipment, fixtures, and other improvements that may, at any time, have been placed by, or at the request of, Tenant. Except as provided for in this Lease, Landlord will have no liability for any inconvenience or annoyance to Tenant or injury to Tenant’s business as a result of any damage, or Landlord’s Restoration (defined in Section 12.2) activities hereunder, regardless of the cause therefor. Base Rent and Additional Rent, payable under Article 3, will abate if and to the extent damage which the Landlord is obliged to repair occurs to the Premises and as a result all or any material portion of the Premises are rendered unfit for occupancy, and are not occupied by Tenant, or Tenant cannot carry on the Permitted Use for its intended purposes, commencing on the date Tenant vacates the affected portion of the Premises and continuing until the date the Restoration to be performed by Landlord with respect to the Premises is substantially complete. Tenant will assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under this Lease with respect to the leasehold improvements in the Premises that are part of the Restoration work.

12.2 Exceptions to Landlord’s Obligations. Landlord will have no obligation to repair the Premises and either party will have the right to terminate this Lease if (a) any portion of the Premises or any material portion of the Building is damaged and (b) (i) Landlord estimates in good faith that the repair and restoration of such damage under Section 12.1 (“Restoration”) cannot reasonably be completed (without the payment of overtime) within two hundred and ten (210) days after the date of such damage, or (ii) such damage occurs (or Landlord discovers the Damage) at any time after the end of the seventh Lease Year. Landlord shall notify Tenant in writing (not later than 45 days after the date of the Damage Notice) of its determination that the Restoration cannot be accomplished within 210 days, as described above (the “Non-Restoration Notice”). Each party’s right of termination will be exercisable by delivery of written notice to the other party within forty-five (45) days following the delivery of the Non-Restoration Notice or, if the damage occurs after the end of the seventh Lease Year, within 45 days of the date of the Damage Notice. Termination will be effective upon delivery of such notice of termination (or if Tenant has not vacated the Premises, upon the expiration of thirty (30) days).

ARTICLE 13

CONDEMNATION

If the whole or a material portion of the Premises (which for purposes of this Section shall mean a reduction in usable floor area of the Premises of such an extent so as to materially adversely affect the ability of Tenant to carry on its business in the Premises) or the Building is taken under the power of eminent domain (which may not be exercised by Landlord as an instrumentality of the State of Maryland), or sold to prevent the taking (collectively, a “Taking”), this Lease will automatically terminate as of the day before the date of such Taking. If a Taking of such portion of the Building or the Premises, in the opinion of

Landlord or Tenant, substantially interferes with its operation, Landlord or Tenant may terminate this Lease upon thirty (30) days’ written notice to the other party given at any time within sixty (60) days following the date of such Taking. The date of Taking will be the earlier of the date of transfer of title resulting from such Taking or the date of transfer of possession resulting from such Taking. If a portion of the Premises is taken and this Lease is not terminated, Landlord will, with reasonable diligence, proceed to restore (to the extent permitted by the Laws and covenants, conditions, and restrictions then applicable to the Building) the Premises (other than Tenant’s personal property and fixtures, and tenant improvements (including without limitation the Improvements), not constituting building standard installations) to a complete, functioning unit, to the extent of the condemnation award received by Landlord. In such case, the Base Rent and Additional Rent (if any) will be reduced proportionately based on the portion of the Premises so taken. The entire award for any Taking will belong to Landlord, without deduction for any estate, interest of claim of Tenant, except that Tenant will be entitled to pursue independently a separate award relating to the loss of, or damage to, Tenant’s personal property and trade fixtures and Tenant’s relocation costs directly associated with the Taking. Tenant will not assert any claim against Landlord or the condemning authority for, and hereby assigns to Landlord, any compensation in connection with any such Taking.

ARTICLE 14

EDUCATIONAL PURPOSE; AFFILIATE STATUS

Section 15-107 of the Education Article of the Maryland Annotated Code encourages public senior higher education institutions to promote the economic development of the State through arrangements with the private sector. To that end, Tenant represents that it intends to (but does not guarantee) the creation of not fewer than 50 new jobs enabled by the construction of the Expansion Premises and further both parties agree that Tenant specializes in an area of research and development important to the economic development goals of the State and one in which the Landlord has made significant prior investment. Tenant may elect to become an “Approved Tenant” as that term is defined in University of Maryland Policy VI-28.00(A), the benefits to Tenant include eligibility for access to the following University facilities, resources and privileges (on a space available basis, with University faculty, staff and students taking precedence), and subject to the fees, conditions and restrictions applicable to University faculty and staff:

(a)	University Recreation Center: Available at faculty/staff rates.

(b)

University Shuttle Bus Service: Service to and from the College Park Metro Station. Service to other destinations outside the Research Park may be separately contracted between Tenant and the University Department of Transportation Services.

(c)

Intercollegiate Athletic Events: Admission tickets to regular season University home football and women’s basketball games may be purchased at the faculty/staff rate. Tickets to men’s basketball games are not available except through membership in the University’s Terrapin Club, which is open to the public.

(d)

Clarice Smith Performing Arts Center: Admission tickets to performances in the Clarice Smith Center may be purchased at the faculty/staff rate or at the reduced rate available to members of the Alumni Association, which is open to the public.

(e)

University Libraries: Access for Tenant employees pursuant to the “UMD Libraries Community Borrowers and Community Researchers Programs”. For information about the programs, see https://www.lib.umd.edu/access/community-borrowers.

ARTICLE 15

ASSIGNMENT AND SUBLETTING

15.1 Restriction. Without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed, Tenant will not, either involuntarily or voluntarily or by operation of law or otherwise, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or transfer this Lease or any interest in it, or sublet the Premises or any part of them, or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees (each a “Transfer” and any person or entity to whom a Transfer is made or sought to be made, a “Transferee”). Any Transfer in violation of the provisions of this Article will be void and, at Landlord’s option, will constitute an Event of Default. “Transfer” includes (a) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary, or by operation oflaw, of fifty percent (50%) or more of the partners, members or managers, or transfer of fifty percent ( 50%) or more of partnership or membership interests within a twelve (12) month period, or the dissolution of the partnership or the limited liability company without immediate reconstitution, or (b) if Tenant is a corporation whose stock is not publicly held and not traded through an exchange or over the counter or any other form of entity, (i) the dissolution, merger, consolidation, or other reorganization of Tenant, the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares. or other interests of or in Tenant ( other than to immediate family members by reason of gift or death), within a twelve (12) month period, or (ii) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period. However, a Transfer to an entity that assumes this Lease and (A) that owns or controls all or substantially all of Tenant’s outstanding shares, or (B) all or substantially all of whose outstanding shares are owned by Tenant or by an entity that owns or controls all or substantially all of Tenant’s outstanding shares, (C) any entity into which or with which Tenant is merged or consolidated or which is merged or consolidated into or with Tenant, or (D) that acquires all or substantially all of Tenant’s assets, will not be subject to Sections 15.1, 15.2, 15.3, 15.4, 15.5, or 15.6; however, Tenant will promptly give Landlord notice of the Transfer and a fully executed copy of the assumption agreement.

15.2 Notice to Landlord. If Tenant desires to make a Transfer, Tenant will submit to Landlord a written request (a “Transfer Notice”) for Landlord’s consent, at least twenty (20) days (but no more than one hundred eighty (180) days) prior to the effective date of the proposed Transfer. The notice will include:

(a) A statement containing (i) the name and address of the proposed Transferee; (ii) current financial statements of the proposed Transferee certified by an officer, partner, or owner, and any other information and materials (including, without limitation, credit reports, business plans, operating history, bank and character references) reasonably required by Landlord to assist Landlord in reviewing the financial responsibility, character, and reputation of the proposed Transferee; (iii) the nature of such Transferee’s business and proposed use of the Premises, including a description as to how the Transferee’s business or proposed use is consistent with the educational mission of the University of Maryland, College Park, which shall be a factor in the Landlord’s reasonable determination; (iv) the proposed effective date of the Transfer; (v) a description of the portion of the Premises subject to the proposed Transfer; (vi) all of the principal terms of the proposed Transfer (including a calculation of the Transfer Profits (as defined in this Section)); and (vii) such other information or materials as Landlord may reasonably request. If Landlord requests additional information or materials, the Transfer Notice will not be deemed to have been received until Landlord receives them.

(b) Four (4) originals of the proposed assignment or sublease or other Transfer on a form reasonably approved by Landlord.

(c) If Tenant modifies any of the terms and conditions relevant to a proposed Transfer specified in the Transfer Notice in any material respect, Tenant will re-submit the Transfer Notice to Landlord for its consent.

15.3 Intentionally Deleted.

15.4 Dispute Resolution. If Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent or otherwise acted in a manner not permitted under this Article 15, then the sole remedy will be a declaratory judgment and an injunction for the relief sought without any monetary damages or other monetary relief. Tenant and each proposed Transferee waive to the maximum extent permitted by Law any and all other remedies, including, without limitation, any right at law or equity to terminate this Lease with respect to any such claim. Tenant will indemnify, defend, protect, and hold harmless Landlord from any and all Claims, Damages and Costs involving or asserted by any third party or parties (including, without limitation, Tenant’s proposed Transferee and any broker representing Tenant or such Transferee) claiming they were damaged by Landlord’s wrongful withholding or delaying of Landlord’s consent to such proposed Transfer or other breach of this Article 15.

15.5 Sublease Profits. If Landlord consents to any sublease, upon Landlord’s demand, Tenant will pay to Landlord fifty (50%) of all Rent, Additional Rent, or any other consideration paid by or on behalf of such subtenant in connection with the sublease in excess of Base Rent and Additional Rent payable by Tenant under this Lease during the period of the sublease (net of any expenses of Tenant reasonably related to making the Premises available for the sublease, including, but not limited to, attorney’s and consultant’s fees, tenant improvement allowances, leasing commissions or other broker fees, and other rental concessions) (“Transfer Profits”).

15.6 Intentionally Deleted.

15.7 Continuing Liability of Tenant. Despite any Transfer, unless Landlord agrees to a release, Tenant will remain fully and primarily liable for the payment of Rent and for the performance of all of its other obligations as if the Transfer had not occurred. If an Event of Default occurs after a Transfer, Landlord may proceed directly against Tenant without the necessity of exhausting its remedies against such Transferee.

15.8 Non-Waiver. The consent to any Transfer will not relieve Tenant, or any person claiming through or by Tenant, of the obligation to obtain the consent to any further Transfer. If a Transfer occurs, Landlord may collect Rent from the Transferee without waiving any rights hereunder and collection of the Rent from a person other than Tenant will not be deemed a waiver of any of Landlord’s rights, an acceptance of Transferee as Tenant, or a release of Tenant from the performance of Tenant’s obligations.

ARTICLE 16

DEFAULT AND REMEDIES

16.1 Events of Default. “Events of Default” are:

(a) Any failure by Tenant to pay any Rent in full within five (5) days’ written notice that it is due or past due. That notice will be in lieu of any notice required under any Laws now or in the future is in effect requiring that notice of default be given prior to commencement of an unlawful detainer or other legal proceeding.

(b) Any failure by Tenant to execute and deliver any statement or document required to be executed or delivered by Tenant pursuant to this Lease and requested by Landlord within the specified time periods, if the failure continues for thirty (30) days after delivery of written notice, which notice will be in lieu of, and not in addition to, any notice required under any Laws now or in the future in effect requiring that notice of default be given prior to commencement of an unlawful detainer or other legal proceeding.

(c) The failure by Tenant to observe or perform any other non-monetary provision of this Lease if such failure continues for thirty (30) days ( except if a different period of time is specified in this Lease, in which case such different time period will apply) after written notice; however, if the nature of the default is such that it cannot be cured within the thirty (30) day period, no Event of Default will exist if Tenant commences curing the default within the thirty (30) day period and is diligently prosecuting the cure to completion. The thirty (30) days’ notice will be in lieu of, and not in addition to, any notice required under any Laws now or in the future in effect requiring that notice of default be given prior to the commencement of an unlawful detainer or other legal proceeding.

(d) The maldng or furnishing by Tenant of any false or misleading representation.

(e) The assignment, subletting or other Transfer, or any attempted assignment, subletting or other Transfer, of this Lease in violation of Article 15.

(f) Any instance whereby Tenant or any general partner of Tenant makes an assignment for the benefit of creditors, generally does not pay debts as they become due or admits in writing its inability to · pay its debts as they become due, files a petition commencing a voluntary case under any chapter of the Bankruptcy Code, is adjudicated an insolvent, files a petition seeking for itself any reorganization, composition, readjustment, liquidation, dissolution, or similar arrangement under the Bankruptcy Code or any other present or future similar statute, law, rule, or regulation, or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to the filing of such a petition, or acquiesces in the appointment of a trustee, receiver, custodian, or other similar official for it or of all or any substantial part of its assets or properties, or takes any action looking to its dissolution or liquidation.

(g) The commencement of a case, proceeding, or other action against Tenant or any general partner of Tenant seeking the entry of an order for relief against Tenant or any general partner thereof as debtor, to adjudicate Tenant or any general partner thereof as a bankrupt or insolvent, or seeking reorganization, arrangement, readjustment, liquidation, dissolution, or similar relief against Tenant or any general partner thereof under the Bankruptcy Code or any other present or future similar statute, law, rule, or regulation, which case, proceeding, or other action either results in such entry, adjudication, or issuance or entry of any other order or judgment having a similar effect, or remains undismissed for sixty (60) days, or within sixty (60) days after the appointment (without Tenant’s or such general partner’s consent) of any trustee, receiver, custodian, or other similar official for it or such general partner, or of all or any substantial part of its or such general partner’s assets and properties, such appointment will not be vacated.

(h) The appointment of a receiver, trustee, or custodian to take possession of all or any substantial portion of the assets of Tenant, or the formation of any committee of Tenant’s creditors, or any class of them, for the purpose of monitoring or investigating the financial affairs of Tenant or enforcing such creditors’ rights.

16.2 Landlord’s Right to Terminate upon Tenant Default. If an Event of Default occurs and is continuing, Landlord will have the right to terminate this Lease and recover possession of the Premises by written notice to Tenant. In that event, Landlord will be entitled to receive from Tenant:

(a) The worth at the time of award of any unpaid Rent that had been earned at the time of such termination, plus

(b) The unamortized amount of the Construction Allowance, calculated on a straight line basis for the Lease Term, if not otherwise fully recovered in the calculation of Rent 16.2(a) above, plus

(c) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

“Worth at the time of award” will be computed by allowing interest at the “prime rate” or “reference rate” announced from time to time by Bank of America, N.T. & S.A. (or such reasonable comparable national banking institution as is selected by Landlord if Bank of America, N.T. & S.A. ceases to publish a prime rate or reference rate), plus one percent (1%).

Notwithstanding the foregoing, Landlord, whether it elects to terminate or continue the Lease upon Tenant Default, shall have an express duty to use commercially reasonable efforts to mitigate its damages and shall use commercially reasonable efforts to relet the Premises at the then-current fair market rental rate.

16.3 Landlord’s Right to Continue Lease upon Tenant Default. If an Event of Default occurs and Landlord does not terminate this Lease, Landlord may from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease. Landlord may continue this Lease in effect after Tenant’s breach and recover Rent as it becomes due. The proceeds of any reletting will be applied first to pay to Landlord all costs and expenses of reletting (including, without limitation, costs and expenses of retaking the Premises, removing persons and property, securing new tenants, including expenses for redecoration, alterations, and other costs in connection with preparing the Premises for the new tenant, and if Landlord maintains and operates the Premises, the costs to do so) and receivers’ fees incurred in connection with the appointment of and performance by a receiver to protect the Premises and Landlord’s interest under this Lease and any necessary or reasonable alterations; second, to the payment of any indebtedness of Tenant to Landlord other than Rent; third, to the payment of Rent due and unpaid hereunder; and the residue, if any, will be held by Landlord and applied in payment of other or future obligations of Tenant to Landlord as the same may become due and payable, and Tenant will not be entitled to receive any portion of such revenue. No re-entry or taking of possession of the Premises by Landlord pursuant to this Section will be an election to terminate this Lease unless a written notice of such election is given to Tenant or unless the termination is decreed by a court of competent jurisdiction. Landlord may, at any time after reletting, elect to terminate this Lease, without Landlord waiving any rights to demand and make claim for the Rent due for the balance of the Lease Term as if the Lease had not been terminated. If an Event of Default occurs and is continuing when the Premises or any portion thereof are sublet, Landlord may collect directly from the subtenant all rentals becoming due to the Tenant and apply such rentals against other sums due to Landlord without prejudice to any other remedies.

16.4 Right of Landlord to Performance. If Tenant fails to pay any money required to be paid by it other than Base Rent or fails to perform any other act to be performed by it, then, Landlord may cure the failure at the expense of Tenant immediately and without notice in the case (i) of emergency, (ii) where the failure unreasonably interferes with any other tenant in the Building, or (iii) where the failure will result in the violation of Law or the cancellation of any insurance policy maintained by Landlord. Any sums paid by Landlord and all incidental costs, together with interest thereon at the lesser of maximum rate permitted by law or twelve percent (12%) from the date of payment, will be payable to Landlord as Additional Rent on demand, and Landlord will have the same rights and remedies in the event of nonpayment as in the case of the failure by Tenant in the payment of Rent.

16.5 Subleases of Tenant. If Landlord elects to succeed to Tenant’s interest, Tenant will have no further right to or interest in the Rent or other consideration receivable under and subleases, licenses, concessions, or other consensual arrangements for possession entered into by Tenant and affecting the Premises, as of the date of notice by Landlord of its election.

16.6 Non-Waiver. Landlord’s rights to indemnification for liabilities arising before termination under this Article will survive the termination of this Lease. Landlord’s acceptance of a lesser sum than the Rent then due will be on account of the earliest installment of Rent due. No endorsement or statement on any check or any letter accompanying any check or payment as Rent is an accord and satisfaction, and Landlord may accept payment without prejudice to its right to recover the balance of or pursue any other remedy. The delivery of keys to any employee or agent of Landlord will not operate as a surrender of the Premises.

16.7 WAIVER OF TRIAL BY JURY. LANDLORD AND TENANT WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF THIS LEASE.

16.8 Cumulative Remedies. The remedies to this Lease are cumulative and are not intended to be exclusive of any other remedies or means of redress in case of any breach or threatened breach by either party. In addition to the other remedies, Landlord or Tenant, as applicable, will be entitled to an injunction of the breach or attempted or threatened specific performance of this Lease.

16.9 Default by Landlord. Landlord’s failure to perform or observe any of its obligations under this Lease will constitute a default by Landlord under this Lease only if such failure continues for a period often (10) days (or the additional time to cure, not to exceed ninety (90) days in total, that is reasonably necessary to cure the failure provided Landlord commences to cure, with commercially reasonable efforts, within 10 days of the date of Tenant’s notice) after Landlord receives written notice from Tenant specifying in reasonable detail the nature and extent of the failure and the Lease provision containing the obligation in question, and an Event of Default by Tenant has not occurred at the time of such notice. Subject to the remaining provisions of this Lease, following the occurrence of any such Landlord default, Tenant will have the right to pursue any remedy available under Law for such default by Landlord. Notwithstanding anything herein contained in this Lease to the contrary, each Landlord and Tenant acknowledges to the other that neither party shall be liable to the other for indirect, consequential, incidental or punitive damages or damages for lost profits.

ARTICLE 17

SIGNS

Tenant has previously installed a sign visible from Campus Drive. If, during the Term, Tenant wishes to modify its signage or install new signage, then Tenant shall submit to Landlord, for review and approval, a description of the proposed size, location and design drawing of any proposed signage or other Tenant advertising visible from the exterior of the Premises and Landlord will not unreasonably withhold, condition or delay its approval, subject to Landlord’s rights under Article 27.

ARTICLE 18

QUIET ENJOYMENT

Tenant will have and peaceably enjoy the Premises free from and against all persons holding an interest in the Building from and through Landlord.

ARTICLE 19

PARKING

The parking lot (either existing or as modified as part of the Improvements) will be for the exclusive use of the Tenant.

ARTICLE 20

NO SMOKING FACILITY

The University of Maryland is a “smoke free” campus. Smoking is prohibited in the Premises as well as on all institution grounds and property, including walkways, parking lots, and recreational and athletic areas.

ARTICLE 21

ESTOPPEL CERTIFICATES

Tenant agrees to execute, acknowledge, and deliver to Landlord from time to time a statement in writing certifying that (a) this Lease is unmodified and in full force and effect ( or if there have been modifications, that this Lease is in full force and effect as modified and stating the modifications), (b) the dates to which the Rent has been paid, if any, (c) whether or not to the best knowledge of Tenant, Landlord is in default in the performance of this Lease and, if so, specifying each default, and (d) such other matters as Landlord may reasonably request. The form of Tenant Estoppel Certificate attached as Exhibit D is approved by Tenant; however, Landlord will have the right to use other forms for such purpose. After the Rent Commencement, Landlord shall prepare and deliver to Tenant for Tenant’s review and execution, within ten days from the date of delivery, a completed estoppel certificate in the form attached hereto.

ARTICLE 22

ENTRY BY LANDLORD

Upon reasonable prior notice of at least three (3) business days (except in the case of an emergency when no such notice will be required), Landlord may enter the Premises during Business Hours to: inspect them; exhibit them to prospective purchasers, lenders, or tenants; determine whether Tenant is complying with all of its obligations, including without limitation compliance with all Laws; post notices of non-responsibility; and make repairs or improvements in or to the Building or the Premises. All such work will be done as promptly as reasonably possible and so as to cause as little interference to Tenant as reasonably possible. Except to the extent of Landlord’s or its employees, agents or contractors’ negligence or misconduct, Tenant waives any claim for damages for any injury or inconvenience to, or interference with, Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises or any other loss occasioned by such entry. Landlord will at all times have and retain a key with which to unlock all of the doors in, on, or about the Premises (excluding Tenant’s vaults, safes and controlled areas designated by Tenant in writing in advance). Only in the event of an emergency, Landlord will have the right to use any and all means by which Landlord may deem proper to enter the Premises, and will reimburse Tenant for any damage caused by or resulting from such forced entry (unless the emergency is conclusively determined to have been solely caused by Tenant). Any entry to the Premises obtained by Landlord in accordance with this Section will not be a forcible or unlawful entry into the Premises, or an eviction or a termination of Tenant’s duties.

ARTICLE 23

LANDLORD’S LEASE UNDERTAKINGS;

TRANSFER OF LANDLORD’S INTEREST

23.1 Landlord’s Lease Undertakings. The recourse of Tenant or its successors or assigns against Landlord (and the liability of Landlord to Tenant, its successors, and assigns) with respect to (a) any actual or alleged breach by Landlord or (b) any matter relating to Tenant’s occupancy of the Premises will be limited by applicable Laws, including without limitation the Maryland Tort Claims Act. No personal liability or personal responsibility of any sort with respect to any of either Landlord’s or Tenant’s undertaldngs under this Lease or any alleged breach thereof is assumed by, or will at any time be asserted or enforceable against either party, or Landlord or Tenant or any of either’ s directors, officers, shareholders, employees, agents, constituent partners, beneficiaries, trustees, or representatives. Neither party shall be liable to the other for any lost profits, lost economic opportunities, or any form of consequential damage as the result of any actual or alleged breach by either party of such party’s undertakings pursuant to this Lease.

23.2 Transfer of Landlord’s Interest. Provided any such transferee of Landlord expressly assumes the obligations of Landlord as party-landlord under this Lease, Landlord and each successor to Landlord will be fully released from the further performance of Landlord’s obligations upon their transfer of Landlord’s interest in the Building to a third party. Except for any provisions which expressly survive the expiration or termination of this Lease, Landlord will not be liable for any obligations first arising after a transfer of its interest in the Building.

ARTICLE 24

HOLDOVER TENANCY

If Tenant holds possession of the Premises after the end of the Term without Landlord’s consent, Tenant will be a tenant at sufferance upon all of the terms of this Lease, except Term and Base Rent. During the holdover period, Tenant will pay Base Rent equal to one hundred twenty-five percent (125%) of the Base Rent and Additional Rent payable during the last month of the Term. The Base Rent payable for the holdover period will not be construed as a penalty or as liquidated damages. Tenant will indemnify Landlord from and against any and all claims, demands, actions, proceedings, losses, damages, liabilities, obligations, penalties, costs, and expenses, including, without limitation, all lost profits and other consequential damages, reasonable attorneys’ fees, consultants’ fees, and court costs incurred or suffered by or asserted against Landlord by reason of Tenant’s wrongful failure to surrender the Premises at the end of this Lease.

ARTICLE 25

NOTICES

All notices that Landlord or Tenant may serve on the other may be served, as an alternative to personal service, by registered or certified mail, postage prepaid, or by a reputable overnight courier service, which provides evidence of delivery, addressed to Landlord’s Address and identifying the provision of the Lease to which the notice relates, and to Tenant’s address, or addressed to such other address or addresses as either Landlord or Tenant may from time to time designate to the other in writing. Any notice will be deemed to have been served at the time the same was actually received (or if receipt is refused, when first attempted).

ARTICLE 26

BROKERS

Tenant has retained Cushman & Wakefield U.S., Inc. (“Tenant’s Broker”) to act as its broker for this Lease. Tenant shall pay all commissions and reimbursements that may be due and owing to Tenant’s Broker. Correspondingly, Landlord has no obligation, at all, to Tenant’s Broker. Landlord and Tenant each represents and warrants to the other that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Lease and that it knows of no real estate broker or agent that is or might be entitled to a commission in connection with this Lease except for Tenant’s Broker. Landlord and Tenant each holds the other party harmless from and against any and all liability, loss, damage, expense, claim, action, demand,. suit or obligation, including, without limitation, reasonable attorneys’ fees, disbursements and court costs arising out of or relating to a breach by a party of the foregoing representation or warranty.

ARTICLE 27

RIGHTS RESERVED BY LANDLORD

Landlord may from time to time, at its sole risk, cost, and expense, with ten (10) days prior written notice to Tenant: (a) change the name or street address of the Building; (b) install, affix, and maintain signs on the exterior of the Building identifying and promoting Landlord, including Landlord’s “Discovery District” (which does not include any sign installed by Tenant which shall be the Tenant’s responsibility to install and maintain); (c) designate and approve prior to installation by Tenant all types of signs, window shades, blinds, drapes, awnings, or other similar items, and all internal lighting that may be visible from the exterior of the Premises; (d) install, operate, and maintain security systems that monitor, by closed circuit television or otherwise, all persons entering or leaving the Building; or (e) do anything necessary to prevent a dedication of any rights in any person. With respect to the installation of signage under clause (b) of this Article, Landlord will submit signage plans to Tenant for review and approval, such approval not to be unreasonably withheld, conditioned or delayed.

ARTICLE 28

MISCELLANEOUS

28.1 Entire Agreement. This Lease consists of the foregoing Basic Lease Provisions and all of the Standard Lease Provision, and all exhibits attached hereto, all of which are incorporated by this reference and made a part of this Lease. If the provisions of the Basic Lease Provisions and the Articles conflict, the Basic Lease Provisions will control. This Lease contains all of the agreements and understandings relating to the leasing of the Premises and the obligations of Landlord and Tenant in connection with such leasing. Landlord has not made, and Tenant is not relying upon, any warranties, or representations, promises, or statements made by Landlord or any agent of Landlord, except as expressly set forth. This Lease supersedes any and all prior agreements between Landlord and Tenant.

28.2 Amendments. This Lease will not be amended, changed, or modified in any way unless in a writing executed by Landlord and Tenant. Landlord will not be deemed to have waived or released any of its rights or remedies unless in writing.

28.3 Successors. This Lease will bind or inure to the benefit of Landlord and Tenant and their respective successors and assigns. This provision will not permit any Transfer by Tenant contrary to the provisions of Article 15.

28.4 Force Majeure. Neither party will incur any liability to the other party with respect to any of such party’s obligations if the failure is caused by any reason beyond the reasonable control of the obligated party, including, but not limited to, strike, labor trouble, governmental rule, regulations, ordinance, statute, or interpretation, or by fire, earthquake, civil commotion, or failure or disruption of utility services, and the non-performing party’s acts or omissions were not the cause of such event. Subject to the exception set forth herein, the amount of time for the obligated party to perform any of such party’s obligations will be extended by the amount of time such party is delayed in performing such obligation by any force majeure.

28.5 Survival of Obligations. Any obligations of Tenant or Landlord accruing prior to the end of this Lease will survive this Lease, and the obligated party will promptly perform all such obligations whether or not this Lease has ended.

28.6 Intentionally Deleted.

28.7 Governing Law. This Lease will be governed by, and construed in accordance with, the laws of the State.

28.8 Prohibition Against Recording. Neither party shall record this Lease or any memorandum, affidavit, or other writing with respect to it.

28.9 Severability. If any provision of this Lease is found to be unenforceable, the remainder will not be affected. Any provision found to be invalid will be enforceable to the extent permitted by law. If two interpretations may be given to any provision, one of which will render the provision unenforceable, and one of which will render the provision enforceable, the interpretation rendering the provision enforceable will be adopted.

28.10 Captions. All captions, headings, titles, numerical references, and computer highlighting are for convenience only and will have no effect on the interpretation of this Lease.

28.11 Interpretation. Tenant acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease will be construed neither for nor against Landlord or Tenant, but will be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties.

28.12 Independent Covenants. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant are separate and independent covenants of Tenant, and not dependent on any other provision of this Lease.

28.13 Number and Gender. All terms and words used in this Lease, regardless of the number or gender in which they are used, will be deemed to include the appropriate number and gender, as the context may require.

28.14 Time Is of the Essence. Time is of the essence of this Lease and the performance of all obligations hereunder.

28.15 Joint and Several Liability. If Tenant comprises more than one person or entity, all such persons will be jointly and severally liable for payment ofrents and the performance of Tenant’s obligations.

28.16 No Offer to Lease. The submission of this Lease to Tenant or its Broker or other agent, does not constitute an offer to Tenant to lease the Premises. This Lease will have no force and effect until (a) it is executed and delivered by Tenant to Landlord and (b) it is fully reviewed and executed by Landlord. Execution and delivery by Tenant will constitute an irrevocable offer for twenty (20) business days following the date of delivery.

28.17 No Counterclaim: Choice of Laws. If Landlord commences any summary proceeding for non-payment of Rent, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding unless such is a compulsory counterclaim. In addition, Tenant submits to local jurisdiction in the State and agrees that any action by Tenant against Landlord will be instituted in Prince George’s County, Maryland and that Landlord will have personal jurisdiction over Tenant for any action brought by Landlord against Tenant.

28.18 Intentionally Deleted.

28.19 Limitation on Landlord’s Indemnification Obligations. Landlord’s indemnification obligations or commitments to “hold harmless” in this Lease are contingent upon an appropriation by the Maryland General Assembly to the Landlord specifically for the purpose contemplated in this Lease at the time an event which may give rise to the Landlord’s obligation to indemnify or hold harmless occurs and to the extent a tortious claim is involved, the Landlord’s indemnification obligation shall not be greater than that determined under the Maryland Tort Claims Act, as if the claim had been directly asserted against the Landlord under the Maryland Tort Claims Act. Notwithstanding any obligation of indemnification, Landlord is not waiving any other common law governmental immunities and defenses. For Landlord’s indemnification obligations to be effective, Tenant, upon receiving knowledge of any violations, occurrences or claims that may trigger Landlord’s obligations under this Section, shall provide prompt notice of the same to Landlord.

28.20 Authority. If Tenant signs as a corporation or a partnership, each of the persons executing this Lease on behalf of Tenant represents and warrants that Tenant is a duly authorized and existing entity in good standing, that Tenant has and is qualified to do business in Maryland, that Tenant has full right and authority to enter into this Lease, and that the signatory on behalf of Tenant are authorized to do so. Upon

Landlord’s request, Tenant will provide Landlord with evidence reasonably satisfactory to Landlord confirming the representation and warranty. The signatory on behalf of Landlord represents that Landlord has full right and authority to enter into this Lease and that the person signing on behalf of Landlord is authorized to do so.

28.21 No Partnership or Joint Venture. This Lease does not create the relationship of principal and agent, or partnership, or joint venturer, or any other relationship between Landlord and Tenant other than landlord and tenant.

28.22 No Hiring. No employee of Landlord, or any unit thereof, whose duties as such employee include matters relating to or affecting the subject matter of this Lease, shall, while so employed, become or be an employee of the Tenant, or any unit thereof.

28.23. Non-Discrimination. The Tenant agrees with respect to any business operations in the State: (a) not to discriminate in any manner against any employee or applicant for employment because ofrace, color, religion, ancestry or national origin, sex, age, marital status, sexual orientation, or disability unrelated in nature and extent so as reasonably to preclude the performance of such employment; (b) to include a provision similar to that contained in subsection (a), above, in any subcontract except a subcontract for standard commercial supplies or raw materials; and ( c) to post and to cause subcontractors to post in conspicuous places, available to employees and applicants for employment, notices setting forth the substance of this clause.

28.24. Compliance with Certain Maryland Regulatory Laws and Regulations. Landlord is an instrumentality of the State of Maryland. On account of entering into this Lease with Landlord, the Tenant may be obliged to comply with certain Laws that regulate transacting business with the State. This provision, below, lists some of the Laws and regulations, although Tenant is required to undertake its own diligence and to comply with any and all Laws, including without limitation those governing transacting business with the State of Maryland:

a. If Tenant is a corporation, Tenant agrees to read, comply with, and execute the “Certification of Corporation Registration and Tax Payment” set forth in COMAR Section 21.07.01.25.

b. Section 13-221 of the State Finance and Procurement Article, of the Annotated Code of Maryland requires that every business that enters into contracts, leases, or other agreements with the University and/or the State of Maryland and its agencies during the calendar year under which the business is to receive in the aggregate two hundred thousand dollars ($200,000.00) or more from Landlord and/or the State (or its agencies) under such agreements, shall, within thirty (30) days of the time when the aggregate value of these contracts, leases, or agreements reaches two hundred thousand dollars ($200,000), file with the State certain specified information to include disclosure of beneficial ownership of the business.

c. Title 14 of the Election Law Article of the Annotated Code of Maryland requires that every person that enters into contracts, leases, or other agreements with Landlord or the State (or its agencies), or a political subdivision of the State, during a calendar year under which the person receives a certain aggregate amount from Landlord or the State under such agreements, shall, on or before February 1 of the following year, file with the State certain specified information to include disclosure of political contributions of five hundred dollars ($500) or more to a candidate for elective office in any primary or general election.

28.25. Document Retention. The Tenant shall retain and maintain all records and documents relating to this Lease for three (3) years after final payment to Landlord hereunder or any applicable statute of limitations, whichever is longer, and shall make them available for inspection and audit by authorized representatives of Landlord or State auditors, at all reasonable times.

28.26. Counterparts. This Lease may be signed in counterparts, each of which shall be deemed to be an original and all of which together shall comprise a single document.

28.27. Representations and Warranties. The Tenant hereby represents and warrants that:

a. It is qualified to do business in the State and that it will tal<:e such action as, from time to time hereafter, may be necessary to remain so qualified;

b. It is not in arrears with respect to the payment of any monies due and owing Landlord or the State, or any department or unit thereof, including but not limited to the payment of taxes and employee benefits, and that it shall not become so in arrears during the term of this Lease.

c. It shall comply with all Laws applicable to its activities and obligations under this Lease; and

d. It shall obtain at its expense, all licenses, permits, insurance, and governmental approvals, if any, necessary to the performance of its obligations under this Lease.

ARTICLE 29

KNOWLEDGE

29. Knowledge. As used in this Lease, the term “knowledge” means the current actual knowledge, without independent investigation, of(i) the Landlord’s representative, Edward J. Maginnis, Assistant Vice President, Real Estate, and (ii) the Tenant’s representative, Mahsa Domajafi.

ARTICLE 30

OFAC

30. OFAC (Office of Foreign Assets Control, Department of the Treasury) and Export Control. Neither Tenant nor, to Tenant’s actual knowledge, any individual having a beneficial interest in Tenant, is a person described by Section 1 of the Executive Order (No. 13224) Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49079 (September 25, 2001 ), and does not engage in any dealings or transactions, and is not otherwise associated with any such persons. To Tenant’s actual knowledge as of the Effective Date, Tenant’s funding of Rent for the acquisition of the Property will not be from a foreign country or an entity, individual or source from a foreign country. If, however, the foregoing representation changes and there is foreign funding of Rent, then Tenant shall provide customary “Know Your Customer” information (as set forth in FINRA Rule 2090) to Landlord for such parties and any additional information that Landlord may require to allow Landlord to complete all reporting it is required to complete under the Laws with respect to contracts with a foreign source, including without limitation the Laws and regulations of the United States Department of Education, such as 20 U.S. Code Section 1011.f., Disclosures of Foreign Gifts.

Tenant and each person or entity owning an interest in Tenant (i) is not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by OFAC ( the “List”) and is not a person or entity with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (ii) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (iii) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (iv) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that this Agreement is in violation of law, and (v) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by applicable Laws or Tenant is in violation of applicable Laws.

Tenant covenants and agrees (A) to comply with all requirements of Laws relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (B) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (C) not to use funds from any Embargoed Person to make any payment due to Landlord under this Agreement, and (iv) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms of this Section.

Tenant shall take full responsibility for its compliance with US export laws, including the Export Administration Regulations (EAR 15 CFR Parts 730-774), the International Traffic in Arms Regulations (ITAR 22 CFR Parts 120 to 130), and the OFACs sanctions programs (31 CFR various parts) (collectively “US export laws”) which restrict certain technologies from being shipped abroad, or, in the case of technical data, shared with a non-US person wherever located.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

UNIVERSITY OF MARYLAND, COLLEGE PARK

By:	/s/ Carlo Colella
Carlo Colella
Vice President for Administration and Finance

Date:	3/12/2020

TENANT:

IONQ, INC.

By:	/s/ Peter Chapman
Name:	Peter Chapman
Title:	President/CEO

Date:	3/10/2020

34

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the date first above written.

LANDLORD:

UNIVERSITY OF MARYLAND, COLLEGE PARK

By:	/s/ Carlo Colella
Carlo Colella
Vice President for Administration and Finance

Date:	3/12/2020

TENANT:

IONQ, INC.

By:	/s/ Peter Chapman
Name:	Peter Chapman
Title:	President/CEO

Date:	3/10/2020

EXHIBIT A

Premises

The Annexation of the Original Premises and Expansion Premises

(See attached)

Exhibit A - Premises**

**	The shaded area, including the upper left-hand corner which is unshaded, is the Original Premises. The unshaded area is the Expansion Premises.

34-a

EXHIBIT B

Work Letter

This Work Letter is dated March 12, 2020, between the University of Maryland, College Park (“Landlord”) and ionQ, Inc. (“Tenant”).

RECITALS:

A. This Work Letter is attached to and forms a part of that certain Amended and Restated Lease dated March 12, 2020 (“Lease”), pursuant to which Landlord has leased to Tenant office and lab space in the Building.

B. In addition to certain improvements to the Original Premises, such as the “Site Line Entry” and select painting as shown or described on the Expansion Cohesiveness Plan and related plans and drawings completed by Fox Architects, dated January 14, 2020, Tenant desires to make certain pre-occupancy build-out improvements to the Expansion Premises in accordance with the “Issue for Permit & Bid” dated 11/1/2019, amended by “Issue for VE Changes - Arch & MEP” dated 01/27/2020 collectively referred to herein as the “Expansion Plan”, and the parties agree to have Tenant, at its sole expense (subject to the application of the Construction Allowance provided by Landlord as described below) and risk, enter the Expansion Premises and make such initial improvements, prior to occupancy, upon the terms and conditions contained in this Work Letter.

1. Definitions. In this Work Letter, some defined terms are used. They are:

(a) Tenant’s Representative: Mahsa Domajafi

Call at 301-298-7997 or E-mail domajafi@ionq.com.

(b) Landlord’s Representative: Bill Campbell

Call at 301.405 .2824 or E-mail at wcampbel@umd.edu.

(c) Construction Schedule: A schedule depicting the relative time frames for various activities related to the construction of the Improvements in the Expansion Premises.

(d) Improvements: The Improvements and related work are inclusive of the following:

(i) The development of the Expansion Plan.

(ii) All construction work necessary to augment the Building, creating the details and partitioning shown on the Expansion Plan . The work will create finished ceilings, walls, and floor surfaces, as well as complete HVAC, lighting, electrical, and fire protection systems, and IT/AV/Security infrastructure required to serve the Expansion Premises and the entire Premises as applicable.

(iii) Construction modifications made to the Original Premises, as described in the Expansion Plan, including as of the Effective Date (A) creating a line of sight straight back from the entryway of the Original Premises to a to-be-created opening leading into the Expansion Premises by removing certain walls that currently exist, (B) ensuring that all systems installed will service the Premises as required under the Laws, (C) installing new floor covering over the straight travel path from the existing front entry in the Original Premises to the to-be created opening to the Expansion Premises and in any open areas adjacent to the travel path so that all visible floor areas from this travel path appear the same, and (D) repainting the Original Premises as needed to match or complement the Expansion Premises viewable from the Original Premises.

The Improvements will not include personal property items of any type, decorator items or services, artwork, plants, furniture or other fixtures not permanently affixed to the Premises.

(e) Cost of the Improvements: The Cost includes, but is not limited to, the following:

(i) All architectural and engineering, or other professional fees and expenses.

(ii) All contractor and construction manager costs and fees.

(iii) All permits and taxes.

(f) Change Order: Any change, modification, or addition to the Expansion Plan after Landlord has approved the same.

(g) Building Standard: The Improvements will be subject to, and will conform with, the Landlord’s 2016 Design Criteria/Facility Standard Construction which is available online at https://facilities .umd.edu/2016-design-criteriafacilities-standards as of the Effective Date.

2. Representatives. Landlord appoints Landlord’s Representative to act for Landlord in all matters associated with this Work Letter. Tenant appoints Tenant’s Representative to act for Tenant in all matters associated with this Work Letter. All inquiries, requests, instructions, authorizations, and other communications with respect to the matters covered by this Work Letter will be made to Landlord’s Representative or Tenant’s Representative, as the case may be. Either party may change its Representative under this Work Letter at any time by providing three (3) days’ prior written notice to the other party.

3. Building Design and Construction. All work will be performed by designers and contractors selected, engaged and paid by Tenant and reasonably approved by Landlord.

4. Cost Responsibilities; Construction Allowance.

Tenant will construct the Improvements . Landlord will provide the Construction Allowance (as defined in Article 1 of the Lease) to fund the cost of construction to the extent it does not exceed the Construction Allowance. The Construction Allowance will be disbursed by Landlord pursuant to Section 8 of this Exhibit B. Tenant shall reimburse Landlord for 100% of the utility charges to Landlord for the Building (other than those charges billed directly to Tenant) unless Tenant reasonably demonstrates that Landlord is drawing utility services in the Building for Landlord’s own purposes, in which case Landlord will charge the Tenant for utility usage based upon the proportionate share of utility usage (calculated on a per square foot basis) in the Building during any such dual usage period. Any construction-related utility charges may be assessed against, and deducted from, the Construction Allowance.

5. Landlord’s Approval. Landlord has approved the Expansion Plan. Change Orders must be approved in writing by the Landlord, which approval shall not be umeasonably withheld, conditioned, excepted, or delayed. Landlord, in its sole discretion, may withhold its approval of any Change Order that:

(a) Exceeds or adversely affects the structural integrity of the Building, or any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication, or other systems of the Building;

(b) Would not be approved by a prudent owner of property similar to the Building;

(c) Violates any agreement that affects the Building or binds the Landlord;

(d) Landlord reasonably believes will increase the cost of operation or maintenance of any of the systems of the Building;

(e) Does not conform to applicable building codes and Laws or is not approved, or would not be approved, by any governmental, quasi-governmental, or utility authority with jurisdiction over the Premises; or

(f) Does not conform to the Building Standard.

6. Schedule of lmprovement Activities.

(a) After the Effective Date, Tenant will cause additional application to be made to the appropriate governmental authorities and to Landlord for necessary approvals and building permits, as applicable, with the assistance of Landlord, as long as Landlord incurs no cost. Upon receipt of the necessary approvals and permits, Tenant may begin construction of the Improvements subject to Tenant presenting to Landlord evidence of Tenant’s required insurance coverage under the Lease, including without limitation a Builder’s Risk Policy acceptable to Landlord with a minimum coverage amount of the full costs of completion of the Improvements. At no time will Tenant’s work violate the City of College Park’s noise ordinance (Chapter 138 of the Code of the City of College Park, Maryland).

(b) Landlord’s approval of the Expansion Plan will create no responsibility or liability on the part of Landlord for the completeness, design sufficiency, or compliance with all laws, rules, and regulations of governmental agencies or authorities with respect to such plans, specifications, and Improvements constructed in conformity with them. However, the University’s final approval of construction—including University Fire Marshall approval—will evidence the sole legal authority and approval for Tenant to use and occupy the Premises. The University represents that neither Prince George’s County nor the City of College Park have regulatory authority over the Premises.

(c) Landlord must review and approve any Change Orders that materially change the nature of the work to be performed (but not those that only address pricing or matters not related to the work).

(d) Pursuant to the terms of the Lease, Tenant will have exclusive use of all areas on the outside of the Building and therefore may make modifications thereto in compliance with all codes, Laws and with Landlord’s reasonable consent to include, but not be limited to, (a) creating parking spaces as required by Tenant by either restriping the existing paved areas and/or to create additional paved areas (including the removal of the odd slabbed areas adjacent to the paved parking areas), (b) creating outdoor seating areas for Tenant’s employees, (c) removal of any existing fencing that separates the front parking from the parking areas on the back side of the building, and (d) removal of trees/shrubs as may be required pursuant to Tenant’s installation.

7. Completion and Rent Commencement Date. Tenant will diligently pursue construction of the Improvements. The Improvements will be deemed substantially completed when they are ready for Tenant’s use and occupancy according to the Lease.

8. Procedures for Disbursement of the Construction Allowance.

The Landlord shall disburse the Construction Allowance, on the schedule set forth below, provided the following conditions, if applicable, have been met: (a) there shall be no uncured Tenant Event of Default; (b) all insurance coverage required to be maintained by the Tenant under the Lease shall be in full force and effect (even if the failure to maintain insurance does not yet qualify as an Event of Default); (c) all permits and other government consents have been obtained and remain effective; (d) with respect to any previous disbursements made, the Landlord has received copies of notarized partial lien waiver forms executed by the contractors and each appropriate subcontractors, supplier and materialman, specifying in each such partial lien waiver the amount paid in consideration of such partial release; (e) copies of contracts, invoices or other reasonably acceptable documentation shall be submitted by Tenant to Landlord to substantiate Tenant’s request for payment for the cost of the Improvements, including “soft costs.”

The following conditions shall be satisfied prior to the final disbursement of the Retainage: (a) All the conditions listed in the first paragraph of this Section 8 shall continue to be met; (b) Landlord shall have received a certificate from Tenant to the effect, inter alia, that the Improvements have been substantially completed in accordance with the Expansion Plan and all applicable building, fire, safety and similar codes and Laws; (c) Landlord has received final lien releases and waivers from the contractor and all subcontractors; and (d) Landlord has received two (2) sets of detailed as-built plans and specifications for the Improvements. The as-built plans must include plans and specifications for architectural, structural, mechanical, plumbing and electrical.

Disbursement of the Construction Allowance will be made in accordance with the following schedule:

Amount	Time of Disbursement
$1,545,000.00	Not later than 10 days after the Effective Date.
$1,545,000.00	Not later than 10 days after Landlord’s receipt of reasonably satisfactory evidence that Tenant has paid 25% of the cost of the Improvements and all other conditions precedent in this Work Letter are satisfied including notarized lien releases for all work completed to date.
$1,545,000.00	Not later than 10 days after Landlord’s receipt of reasonably satisfactory evidence that Tenant has paid 50% of the cost of the Improvements and all other conditions precedent in this Work Letter are satisfied including signed lien releases for all work completed to date.
$515,000.00 (Retainage)	Not later than 10 days after Tenant provides Landlord with a certification that all Improvements are substantially complete and all other conditions precedent in this Work Letter are satisfied, including signed lien releases for all work.

The Construction Allowance is based upon Landlord’s initial review of Tenant’s July 2, 2019 summary of the Tenant’s expansion project, its schematic design narrative and its general estimate that Tenant’s build-out work would provide for approximately $3,000,000 for site work, utilities and building envelope and infrastructure and approximately $2,000,000 for general tenant fit-out construction (which may include IT/AV/Security infrastructure), plus an additional $150,000 to account for work on the Outside Areas. The Landlord confirms that the July 2, 2019 summary of the Tenant’s expansion project has been incorporated into, and made part of the now-approved Expansion Plan.

9. Risk of Loss. Except as may result from the gross negligence or willful misconduct of Landlord or Landlord’s agents, Tenant assumes all risk of loss and all liability for all Claims, Damages and Costs arising from or relating to Tenant’s entry into and work in the Expansion Premises during the construction of the Improvements and will indemnify Landlord in accordance with Section 5.5, Article 9 and Section 11.8 of the Lease. Tenant shall maintain the insurance described in Section 6(a) of this Exhibit B.

LANDLORD:

UNIVERSITY OF MARYLAND, COLLEGE PARK

By:	/s/ Carlo Colella

Carlo Colella
Vice President for Administration and Finance

Date: 3-12-2020

TENANT:

IONQ, INC.

By:	/s/ Peter Chapman
Peter Chapman
President/CEO

Date: 3/10/2020

40

$515,000.00 (Retainage)	Not later than 10 days after Tenant provides Landlord with a certification that all Improvements are substantially complete and all other conditions precedent in this Work Letter are satisfied, including signed lien releases for all work.

The Construction Allowance is based upon Landlord’s initial review of Tenant’s July 2, 2019 summary of the Tenant’s expansion project, its schematic design narrative and its general estimate that Tenant’s build-out work would provide for approximately $3,000,000 for site work, utilities and building envelope and infrastructure and approximately $2,000,000 for general tenant fit-out construction (which may include IT/AV/Security infrastructure), plus an additional $150,000 to account for work on the Outside Areas. The Landlord confirms that the July 2, 2019 summary of the Tenant’s expansion project has been incorporated into, and made part of the now-approved Expansion Plan.

9. Risk of Loss. Except as may result from the gross negligence or willful misconduct of Landlord or Landlord’s agents, Tenant assumes all risk of loss and all liability for all Claims, Damages and Costs arising from or relating to Tenant’s entry into and work in the Expansion Premises during the construction of the Improvements and will indemnify Landlord in accordance with Section 5.5, Article 9 and Section 11.8 of the Lease. Tenant shall maintain the insurance described in Section 6(a) of this Exhibit B.

LANDLORD:

UNIVERSITY OF MARYLAND, COLLEGE PARK

By:	/s/ Carlo Colella

Carlo Colella
Vice President for Administration and Finance

Date: 3-12-2020

TENANT:

IONQ, INC.

By:	/s/ Peter Chapman
Peter Chapman
President/CEO

Date: 3/10/2020

EXHIBIT C

Notice of Lease Term Dates

To:

Re:	Office Lease dated March ___, 2020, between the University of Maryland, College Park (“Landlord”), and IonQ, Inc. (“Tenant”)

Ladies and Gentlemen:

In accordance with the Office Lease (the “Lease”), we hereby confirm:

1. The Premises are substantially completed and the Rent Commencement Date is                     , which date is the first day of the 120-month Lease Term, ending on                     , the Expiration Date.

2. The number of rentable square feet within the Premises is approximately 32,101 rentable square feet.

LANDLORD:

UNIVERSITY OF MARYLAND, COLLEGE PARK

By:
Carlo Colella
Vice President for Administration and Finance

AGREED AND CONFIRMED:

TENANT:

IonQ, Inc.

By:
[NAME]
[TITLE]

EXHIBIT D

Form of Tenant Estoppel Certificate

The undersigned as Tenant under that certain Lease dated March__ , 2020 (the “Lease’’.) between the University of Maryland, College Park, as “Landlord”, and the undersigned, as “Tenant”, for Premises in the Building located at 4505 Campus Drive, College Park, Maryland 20742, certifies as follows:

1.

True, correct, and complete copies of the Lease and all amendments, modifications, and supplements to it are attached. The Lease, as so amended, modified, and supplemented, is in full force and effect, and represents the entire agreement between Tenant and Landlord with respect to the Premises and the Building. There are no amendments, modifications, or supplements to the Lease, whether oral or written, except as follows (include the date of such amendment, modification or supplement): __________________________________________

2.

The undersigned has commenced occupancy of the Premises described in the Lease. The Rent Commencement Date of the Lease occurred on                  and Rent has been paid since such date in accordance with the terms of the Lease. The Expiration Date is                 .

3.

Tenant has neither transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect to them, except: __________________________________________

4.

Except as set forth in this Lease, Tenant does not have any right or option to renew or extend the term of the Lease, to lease other space at the Building, nor any preferential right to purchase all or any part of the Premises or the Building.

5.

Except as noted below, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default. All space and improvements leased by Tenant have been completed and furnished in accordance with the provisions of the Lease, and Tenant has accepted and taken possession of the Premises.

6.	There are no offsets or credits against rentals payable under the Lease and no free periods or rental concessions have been granted to Tenant, except:

7.

All monthly installments of Base Rent; all Additional Rent, and all monthly installments of estimated Additional Rent have been paid when due through                 . The current monthly installment of Base Rent is $                .

8.

The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord’s prospective mortgagee, or a prospective purchaser, and acknowledges that it recognizes that if same is done, the mortgagee, prospective mortgagee, or prospective purchaser will be relying upon the statements contained in this Certificate in making the loan or acquiring the property of which the Premises are a part, and in accepting an assignment of the Lease as collateral security, and that receipt by it of this Certificate is a condition of making of the loan or acquisition of such property.

9.

Each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity in the state of its organization and is qualified to do business in Maryland and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

Executed on the _____day of _____, 20 _.

TENANT:
IonQ, Inc.

By:
Name:
Its: